Great-West Life & Annuity Insurance Company A Stock Company [8515 East Orchard Road] [Greenwood Village, CO 80111]

Insured:	[John Doe]

Policy Number:	[1234567]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

Great-West Life & Annuity Insurance Company, herein referred to as the Company, will pay the Death Benefit Proceeds to the Beneficiary subject to the policy provisions, when the Company receives due proof of the Insured’s death. (Payment of such proceeds will completely discharge the Company’s liability with respect to the amount payable.)

The Owner and Beneficiary are as shown in the application unless changed as provided for in this policy.

The provisions on the following pages are a part of this policy.

Signed for the Company on the Issue Date.

[ ] [Richard Schultz,] [Secretary]	[ ] [Mitchell T.G. Graye,] [President and Chief Executive Officer]

This policy is a legal contract between the Owner and the Company. PLEASE READ THIS POLICY CAREFULLY.

FREE LOOK PERIOD

15 DAY RIGHT TO EXAMINE POLICY: IF NOT SATISFIED WITH THE POLICY, RETURN IT TO THE COMPANY OR AN AUTHORIZED REPRESENTATIVE WITHIN 15 DAYS OF RECEIVING IT. THE POLICY WILL THEN BE DEEMED VOID FROM THE START, AND THE COMPANY WILL REFUND THE POLICY VALUE ACCOUNT LESS SURRENDERS, WITHDRAWALS, AND DISTRIBUTIONS. DURING THE RIGHT TO EXAMINE PERIOD, THE CASH VALUE WILL BE ALLOCATED TO THE INVESTMENT DIVISIONS AS SPECIFIED IN THE APPLICATION.

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

ADJUSTABLE DEATH BENEFIT. Proceeds payable at death are subject to policy provisions. See Death Benefit Provisions. Flexible Premiums payable while the Insured is alive. If no Premiums are paid after the first Premium, or if subsequent Premiums prove to be too low, this coverage may cease prior to age 121. ALL PAYMENTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT. Non-Participating.

POLICY SPECIFICATIONS

This Policy Specifications Page, together with the Premium Allocation Information, reflects the information with which your policy has been established as of the Policy Date.

OWNER/POLICY INFORMATION

Owner:	[JOHN DOE]

	Insured:	[JOHN DOE]

	Policy Number:	[1234567]

	Policy Date:	[July 1, 2011]

	Total Face Amount:	$[250,000]

	Issue Date:	[July 1, 2011]

	Issue Age/Sex:	[35/ Male]

	Plan:	Individual Flexible Premium Variable and Fixed Life Insurance: Non-Participating

	Employer Number:	[54321]
PREMIUM AND EXPENSE INFORMATION

	Premium Class:	[Standard]

	Initial Periodic Premium Amount:	$[3,484.89]

If no Premiums are paid after the first Premium or if subsequent Premiums prove to be too low, this coverage may cease prior to age 121. The Owner may have to pay more than the Premiums shown above to keep this policy and coverage in force.

Summary of Charges:
	Service Charge:	$[15.00 per month maximum]

	Expense Charge:	[10.00% of premium maximum]

	Mortality & Expense Charge:	[.90% maximum]

	Risk Charges:	Shown on Page 1a
SCHEDULE OF BENEFITS AND PREMIUMS
BENEFITS	FACE AMOUNT	MONTHLY COSTS	PREMIUM PERIOD

Total Face Amount	$[250,000]	See Page 1a	To Insured’s Age 121

The Owner has elected Death Benefit Option 1, Level Death: the Total Face Amount, less any partial withdrawals, less any outstanding loans, and loan interest accrued, will be payable upon the Insured’s death. Each partial withdrawal will cause a decrease in the Death Benefit. In some cases, growth of the Policy Value Account may require the Company to adjust the Death Benefit in order to comply with Internal Revenue Code Regulations. The Cash Value Accumulation Test is used for this calculation. The Table is shown on Policy Page 1b.

POLICY SPECIFICATIONS

This Policy Specifications Page, together with the Premium Allocation Information, reflects the information with which your policy has been established as of the Policy Date.

OWNER/POLICY INFORMATION

Owner:	[JOHN DOE]

	Insured:	[JOHN DOE]

	Policy Number:	[1234567]

	Policy Date:	[July 1, 2011]

	Total Face Amount:	$[250,000]

	Issue Date:	[July 1, 2011]

	Issue Age/Sex:	[35 / Male]

	Plan:	Individual Flexible Premium Variable and Fixed Universal Life Insurance: Non-Participating

	Employer Number:	[54321]
PREMIUM AND EXPENSE INFORMATION

	Premium Class:	[Standard]

	Initial Periodic Premium Amount:	$[3,484.89 Per Year]

If no Premiums are paid after the first Premium or if subsequent Premiums prove to be too low, this coverage may cease prior to age 121. The Owner may have to pay more than the Premiums shown above to keep this policy and coverage in force.

Summary of Charges:
	Service Charge:	$[15.00 per month maximum]

	Expense Charge:	[10.00% of premium maximum]

	Mortality & Expense Charge:	[.90% maximum]

	Risk Charges:	Shown on Page 1a
SCHEDULE OF BENEFITS AND PREMIUMS

BENEFITS	FACE AMOUNT	MONTHLY COSTS	PREMIUM PERIOD

Total Face Amount	$[250,000]	See Page 1a	To Insured’s Age 121

The Owner has elected Death Benefit Option 2, Coverage Plus: the Total Face Amount plus the Policy Value Account, less any outstanding loans, and loan interest accrued, will be payable upon the Insured’s death. In some cases, growth of the Policy Value Account may require the Company to adjust the Death Benefit in order to comply with Internal Revenue Code Regulations. The Cash Value Accumulation Test is used for this calculation. The Table is shown on Policy Page 1b.

GUARANTEED MAXIMUM MONTHLY RISK RATES FOR POLICY 1234567

(Based on the Attained Age of the Insured)

(Premiums are subject to change)

Attained Age	Policy Year	Monthly Risk Rate Per $1,000	Attained Age	Policy Year	Monthly Risk Rate Per $1,000

35	1	0.09	80	46	5.66
36	2	0.10	81	47	6.32
37	3	0.10	82	48	7.01
38	4	0.11	83	49	7.76
39	5	0.11	84	50	8.58
40	6	0.12	85	51	9.51
41	7	0.13	86	52	10.53
42	8	0.14	87	53	11.65
43	9	0.16	88	54	12.84
44	10	0.18	89	55	14.10
45	11	0.19	90	56	15.42
46	12	0.21	91	57	16.66
47	13	0.23	92	58	17.95
48	14	0.24	93	59	19.32
49	15	0.26	94	60	20.75
50	16	0.28	95	61	22.27
51	17	0.30	96	62	23.65
52	18	0.33	97	63	25.12
53	19	0.36	98	64	26.70
54	20	0.41	99	65	28.38
55	21	0.46	100	66	30.18
56	22	0.51	101	67	31.60
57	23	0.57	102	68	33.12
58	24	0.62	103	69	34.74
59	25	0.68	104	70	36.46
60	26	0.74	105	71	38.26
61	27	0.83	106	72	40.18
62	28	0.93	107	73	42.22
63	29	1.04	108	74	44.39
64	30	1.16	109	75	46.69
65	31	1.29	110	76	49.13
66	32	1.42	111	77	51.73
67	33	1.55	112	78	54.48
68	34	1.69	113	79	57.41
69	35	1.83	114	80	60.51
70	36	2.01	115	81	63.81
71	37	2.21	116	82	67.30
72	38	2.46	117	83	71.00
73	39	2.74	118	84	74.94
74	40	3.02	119	85	79.10
75	41	3.34	120	86	83.33
76	42	3.68
77	43	4.07
78	44	4.54
79	45	5.07

Guaranteed net single premium at Attained Age 121: $1,000 per $1,000

[The maximum risk charges shown reflect a flat extra of (.04) for the first (4) policy years]

[The maximum risk charges reflect a (200%) multiple of the table above]

Page 1a

TABLE A

DEATH BENEFIT FACTORS

Cash Value Accumulation Test

	Non-Smoker		Smoker			Non-Smoker		Smoker
Attained Age	Male	Female	Male	Female	Attained Age	Male	Female	Male	Female

20	8.28453	9.58328	6.65929	7.62334	71	1.62889	1.80676	1.51778	1.61656
21	8.01901	9.24890	6.44746	7.35716	72	1.59072	1.76164	1.48848	1.58381
22	7.76011	8.92560	6.24271	7.10052	73	1.55462	1.71848	1.46071	1.55261
23	7.50777	8.61367	6.04500	6.85340	74	1.52036	1.67717	1.43420	1.52288
24	7.26241	8.31144	5.85369	6.61460	75	1.48775	1.63763	1.40872	1.49459
25	7.02389	8.01982	5.66902	6.38485	76	1.45668	1.59981	1.38436	1.46749
26	6.79208	7.73734	5.49088	6.16369	77	1.42705	1.56362	1.36102	1.44155
27	6.56794	7.46525	5.31868	5.95039	78	1.39892	1.52899	1.33880	1.41670
28	6.35149	7.20350	5.15256	5.74515	79	1.37239	1.49587	1.31780	1.39288
29	6.14016	6.95035	4.99036	5.54729	80	1.34752	1.46412	1.29811	1.37001
30	5.93400	6.70668	4.83171	5.35694	81	1.32420	1.43372	1.27962	1.34803
31	5.73332	6.47131	4.67662	5.17304	82	1.30248	1.40516	1.26238	1.32764
32	5.53808	6.24460	4.52528	4.99635	83	1.28211	1.37842	1.24612	1.30880
33	5.34846	6.02616	4.37798	4.82605	84	1.26298	1.35311	1.23070	1.29117
34	5.16503	5.81559	4.23507	4.66219	85	1.24505	1.32917	1.21608	1.27469
35	4.98736	5.61306	4.09664	4.50471	86	1.22835	1.30659	1.20247	1.25914
36	4.81549	5.41840	3.96242	4.35368	87	1.21287	1.28474	1.18990	1.24382
37	4.64971	5.23094	3.83279	4.20839	88	1.19858	1.26449	1.17836	1.22975
38	4.48960	5.05074	3.70763	4.06876	89	1.18541	1.24558	1.16777	1.21668
39	4.33549	4.87662	3.58716	3.93385	90	1.17324	1.22783	1.15804	1.20440
40	4.18695	4.70871	3.47110	3.80375	91	1.16191	1.21060	1.14903	1.19213
41	4.04380	4.54688	3.35941	3.67822	92	1.15094	1.19217	1.14022	1.17787
42	3.90612	4.39083	3.25224	3.55719	93	1.14006	1.17331	1.13137	1.16251
43	3.77391	4.24042	3.14954	3.44066	94	1.12898	1.15445	1.12215	1.14646
44	3.64701	4.09563	3.05133	3.32859	95	1.11726	1.13558	1.11210	1.12966
45	3.52534	3.95638	2.95763	3.22090	96	1.10420	1.11643	1.10065	1.11247
46	3.40877	3.82257	2.86816	3.11754	97	1.08835	1.09554	1.08629	1.09334
47	3.29687	3.69407	2.78237	3.01839	98	1.06792	1.07125	1.06712	1.07047
48	3.18943	3.57089	2.70020	2.92357	99	1.05000	1.05000	1.05000	1.05000
49	3.08550	3.45284	2.62041	2.83318	100	1.05000	1.05000	1.05000	1.05000
50	2.98502	3.33969	2.54303	2.74711	101	1.05000	1.05000	1.05000	1.05000
51	2.88821	3.23137	2.46838	2.66516	102	1.05000	1.05000	1.05000	1.05000
52	2.79502	3.12772	2.39651	2.58713	103	1.05000	1.05000	1.05000	1.05000
53	2.70567	3.02859	2.32777	2.51288	104	1.05000	1.05000	1.05000	1.05000
54	2.61998	2.93379	2.26211	2.44216	105	1.05000	1.05000	1.05000	1.05000
55	2.53808	2.84304	2.19974	2.37483	106	1.05000	1.05000	1.05000	1.05000
56	2.46006	2.75616	2.14061	2.31067	107	1.05000	1.05000	1.05000	1.05000
57	2.38557	2.67313	2.08440	2.24950	108	1.05000	1.05000	1.05000	1.05000
58	2.31441	2.59366	2.03090	2.19117	109	1.05000	1.05000	1.05000	1.05000
59	2.24597	2.51760	1.97930	2.13529	110	1.05000	1.05000	1.05000	1.05000
60	2.18023	2.44462	1.92964	2.08181	111	1.05000	1.05000	1.05000	1.05000
61	2.11727	2.37450	1.88208	2.03056	112	1.05000	1.05000	1.05000	1.05000
62	2.05718	2.30714	1.83686	1.98136	113	1.05000	1.05000	1.05000	1.05000
63	2.00010	2.24244	1.79417	1.93421	114	1.05000	1.05000	1.05000	1.05000
64	1.94593	2.18019	1.75396	1.88888	115	1.05000	1.05000	1.05000	1.05000
65	1.89443	2.12029	1.71596	1.84525	116	1.05000	1.05000	1.05000	1.05000
66	1.84539	2.06268	1.67983	1.80327	117	1.05000	1.05000	1.05000	1.05000
67	1.79852	2.00730	1.64522	1.76284	118	1.05000	1.05000	1.05000	1.05000
68	1.75354	1.95407	1.61182	1.72399	119	1.05000	1.05000	1.05000	1.05000
69	1.71035	1.90296	1.57953	1.68668	120	1.05000	1.05000	1.05000	1.05000
70	1.66875	1.85387	1.54812	1.65087

Page 1b

THIS PAGE IS INTENTIONALLY BLANK

Table of Contents

DEFINITIONS	5

OWNERSHIP PROVISIONS
Assignments/Transfers	6
Beneficiary	6
Ownership of Series Account	7
Ownership of Fixed Account	7
Rights of Owner	6

GENERAL PROVISIONS
Additional Premium Payments Provision	9
Allocation of Premiums	8
Annual Statement	9
Change of Total Face Amount	10
Currency	8
Entire Contract	7
Grace Period Provision	9
Illustration of Benefits and Values	10
Incontestability Provision	7
Misstatement of Age and/or Sex	8
Non-Participating	8
Payment of Premiums	8
Periodic Premium Amount	9
Policy Modification	7
Policy Years and Anniversaries	8
Reinstatement	9
Suicide Exclusion	8
Voting Rights	8

DEATH BENEFIT PROVISIONS
Change of Death Benefit Option	11
Death Benefit Payment	11
Death Benefit Options	10

(Continued on following page)

Table of Contents (continued)

POLICY VALUES, LOAN AND NONFORFEITURE PROVISIONS
Continuation of Insurance	13
Cost of Insurance	11
Effect of a Loan	13
Emergency Procedure	15
Expense Charge	11
Fixed Account Value	12
Fixed Account Interest	13
How Values Are Computed	15
Loan Interest	13
Loan Interest Rate	14
Loan Value	13
Net Investment Factor	12
Paid-Up Life Insurance Provision	14
Partial Withdrawal Provision	15
Policy Loan	13
Policy Value Account	12
Postponement	15
Return of Expense Charge	14
Risk Rate	11
Service Charge	11
Sub-Account Value	12
Surrender Benefit	14
Tax Considerations	14

TRANSFER PROVISIONS
Dollar Cost Averaging	16
The Rebalancer Option	16
Transfers	15

Definitions

Attained Age - the age of the Insured, nearest birthday, as of the Policy Date and each policy anniversary thereafter.

Beneficiary - the person(s) named by the Owner to receive the Death Benefit Proceeds upon the death of the Insured.

Cash Surrender Value - is equal to:

(a)	Policy Value Account on the effective date of the surrender; less
(b)	outstanding policy loans and accrued loan interest, if any; less
(c)	any monthly cost of insurance charges.

Corporate Headquarters - Great-West Life & Annuity Insurance Company (“the Company”), 8515 East Orchard Road, Greenwood Village, Colorado 80111.

Death Benefit Proceeds - the amount payable upon the Insured’s death. A full description of the Death Benefit is described in the Death Benefit Provision.

Effective Date - the date on which the first Premium payment is credited to the policy.

Evidence of Insurability - information about an Insured which is used to approve or reinstate this policy or any additional benefit.

Fixed Account - A division of Our General Account that provides a fixed interest rate. The maximum allowed into the Fixed Account by any Owner may be limited by the Company.

General Account - All of our assets other than those held in the Separate Account.

Insured - the person named on Page 1 as the Insured.

Investment Divisions - the divisions of the Series Account that purchase shares in specific securities. The Company may, at times:

•	make additional Series Accounts or additional Series Account Investment Divisions available;
•	eliminate Investment Divisions;
•	combine two or more Investment Divisions; or
•	substitute a new portfolio for the portfolio in which an Investment Division invests.

Subject to any required regulatory approvals, the Company has the right to transfer assets of a Series Account or of an Investment Division to another Series Account or Investment Division. When permitted by law, the Company may modify the policy to comply with applicable federal and state laws and combine the Series Account with other Series Accounts.

Issue Date - the date from which the incontestability and suicide exclusions are measured shown on Page 1.

Loan Account - all outstanding loans plus credited loan interest held in the general account of the Company. The Loan Account is not part of the Series Account.

Loan Account Value - the sum of all outstanding loans plus credited loan interest for this policy.

Policy Date - the effective date of coverage under this policy. The policy months, policy years and anniversaries are measured from the Policy Date shown on Page 1.

Policy Value Account - the Sub-Account Value plus the Fixed Account Value plus the Loan Account Value.

Premiums - amounts received and allocated to the Sub-Account(s)and the Fixed Account prior to any deductions.

Request - any instruction in a form, written, telephoned or computerized, satisfactory to the Company and received at the Corporate Headquarters from the Owner or the Owner’s assignee (as specified in a form acceptable to the Company) or the Beneficiary, (as applicable) as required by any provision of this policy or as required by the Company. The Request is subject to any action taken or payment made by the Company before it was processed.

Series Account - the segregated investment account established by the Company as a separate account under Colorado law named the COLI VUL-2 Series Account. It is registered as a unit investment trust under the Investment Company Act of 1940, as amended.

The Company owns the assets in the Series Account. The investments held in the Series Account provide variable life insurance benefits under this policy and the Series Account is used for other purposes permitted by applicable laws and regulations. This account is kept separate from the general account and other series accounts the Company may have.

Definitions (continued)

Sub-Account - sub-division(s) of the Owner’s Policy Value Account containing the value credited to the Owner from the Series Account.

Sub-Account Value - the sum of the values of the Sub-Accounts credited to the Owner under the Policy Value Account. The Sub-Account Value is credited with a return based upon the investment experience of the Investment Division(s) selected by the Owner and will increase or decrease accordingly.

Transaction Date - the date on which any Premium payment or Request from the Owner will be processed by the Company. Premium payments and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed and the Sub-Account Value will be valued on each date that the New York Stock Exchange (“NYSE”) is open for trading.

Transfer - the moving of money from one Sub-Account or the Fixed Account to one or more Sub-Account(s) or the Fixed Account.

Underlying Fund - a portfolio of securities managed in accordance with a specified investment objective, or a registered management investment company in which the assets of the Series Account may be invested.

Valuation Date - the date on which the net asset value of each Underlying Fund is determined. A Valuation Date is each day that the New York Stock Exchange is open for regular business. The value of an Investment Division’s assets is determined at the end of each Valuation Date. To determine the value of an asset on a day that is not a Valuation Date, the value of that asset as of the end of the previous Valuation Date will be used.

Valuation Period - the period between two successive Valuation Dates, starting at the close of the NYSE on one Valuation Date and ending at the close of the NYSE on the next succeeding Valuation Date.

Ownership Provisions

RIGHTS OF OWNER

While the Insured is living, all benefits and rights under this policy belong to the Owner. However, the Owner’s rights are subject to the rights of any assignee or irrevocably named Beneficiary.

ASSIGNMENTS/TRANSFERS

The Owner may assign this policy while the Insured is living. The Company will not recognize an assignment until the original or a certified copy is recorded at the Corporate Headquarters. When filed, the Owner’s rights and those of the Beneficiary are subject to the assignment. The Company is not responsible for the validity of any assignment.

When recorded by the Company, a transfer of ownership will revoke any designation of a Secondary Owner. It will not change a Beneficiary. All benefits and rights under this policy will belong to the new Owner, subject to the terms and conditions of the policy and the interest of any recorded assignee.

BENEFICIARY

While the Insured is living, the Owner may change the Beneficiary by Request unless a previous designation was made irrevocable. Any change is subject to any existing assignment of this policy. A recorded change of Beneficiary will take effect as of the date the notice was signed. However, the change will not affect any payment made by the Company before it received a Request for a change of Beneficiary.

The Company may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

Ownership Provisions (continued)

OWNERSHIP OF SERIES ACCOUNT

The Company has absolute ownership of the assets of the Series Account. The portion of the assets of the Series Account equal to the reserves and other Contract liabilities with respect to the Series Account are not chargeable with liabilities arising out of any other business the Company may conduct.

Income and realized and unrealized gains or losses from the assets in the Series Account are credited to or charged against the account without regard to other income, gains or losses arising out of any other business the Company may conduct.

Assets of the Series Account held in or represented by any other separate account of the Company used in connection with this policy, in an amount equal to such other account’s reserves and other contract liabilities shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

OWNERSHIP OF FIXED ACCOUNT

The Company has absolute ownership of the assets of the Fixed Account. Except as limited by law, the Company has sole control over the investment of the General Account Assets. The Owner does not share in the investment experience of the General Account, but is allowed to allocate and Transfer Policy Value into the Fixed Account.

General Provisions

ENTIRE CONTRACT

This policy, any endorsements, any riders, and the application form the entire contract. A copy of the application is attached. After issue, amendments or changes in writing and agreed to by the Company are part of the contract.

All statements in the application, in the absence of fraud, are considered representations and not warranties. Only statements in the application will be used to defend a claim or to cancel the policy for misrepresentation.

Only the President, a Vice-President, or the Secretary of the Company have the authority to change or waive any provisions of the policy. No agent or broker has the authority to change any term of this policy or to make any agreements binding to the Company.

POLICY MODIFICATION

The Company may terminate an Investment Division or Underlying Fund. In that event, the Owner, by Request, may change the allocation of the Premium. If no Request is made by the date of termination, future Premium allocations to the terminated Investment Division or Underlying Fund will be allocated to the Money Market Investment Division. Any modification will not affect the terms, provisions or conditions which are, or may be, applicable to Premium payments previously made to any such Investment Division.

INCONTESTABILITY PROVISION

Except for nonpayment of premiums, this policy will not be contested on the basis of misrepresentation after it has been in force during the Insured’s lifetime for 2 years from the Issue Date. However, this 2 year limit does not apply to any rider attached to this policy which provides:

(a)	benefits in the event of disability; or
(b)	additional insurance in the event of accidental death.

If this policy is reinstated, it will not be contested after it has been in force during the Insured’s lifetime for 2 years following the date of reinstatement.

If the Total Face Amount is increased, the amount of the increase will in like manner be incontestable after it has been in force during the Insured’s lifetime for 2 years from the effective date of the increase.

General Provisions (continued)

SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within 2 years from the Issue Date, the proceeds payable under this policy will be limited to an amount equal to all Premiums paid on this policy less outstanding policy loans, accrued loan interest, partial withdrawals and the cost for riders. Payment will be made to the Beneficiary.

If the face amount is increased, and if the Insured commits suicide, while sane or insane, within 2 years from the effective date of any increase, the Company will pay only that portion of the Policy Value Account and the cost of insurance paid for the amount of increase. The face amount of the policy will be reduced to the face amount that was in effect prior to the increase.

VOTING RIGHTS

The Company will exercise any voting rights associated with the Series Account investments in its sole discretion in accordance with applicable law.

CURRENCY

All amounts to be paid to or by the Company will be in the currency of the United States of America.

NON-PARTICIPATING

This policy is non-participating. It is not eligible to share in the Company’s divisible surplus.

MISSTATEMENT OF AGE AND/OR SEX

If the Insured’s age and/or sex on the Policy Date has been misstated, the benefits payable under this policy will be the amount of insurance that the cost of insurance (deducted from the Policy Value Account at the beginning of the month in which death occurred) would have purchased for the correct age and/or sex on the Policy Date.

If the age and/or sex of the Insured or any other person covered under a rider has been misstated on the Policy Date, the benefits payable under the rider will be the benefit that the amount charged would have purchased for the correct age and/or sex on the Policy Date.

If the age is misstated in such a way that the Insured was not eligible for coverage under the policy, the Company’s liability will be limited to a return of the Premiums paid, less any partial withdrawals and outstanding loans and accrued loan interest and the cost for riders.

POLICY YEARS AND ANNIVERSARIES

Policy years and anniversaries will be measured from the Policy Date shown on Page 1.

PAYMENT OF PREMIUMS

The first Premium is due on or before the Policy Date shown on Page 1. The Company will mail the Owner a billing notice 30 days in advance of the Premium due date.

All Premiums after the first are to be made payable to the Company at the Corporate Headquarters and will be due on the first day of any Policy Month in which the cost of insurance exceeds the Policy Value Account less any outstanding loans and less any accrued loan interest. Subject to limitations as provided in this policy, Premiums paid after the first may be paid in any amount and at any time before the Paid-Up Life Insurance Provision goes into effect. A premium allocation confirmation will be sent upon receipt of each Premium.

ALLOCATION OF PREMIUMS

During the Free Look Period, Premiums will be allocated effective upon the Transaction Date to one or more of the Investment Division(s) selected on the application. During the Free Look Period, the Owner may Transfer all or a portion of the Policy Value Account amount among the Investment Divisions currently being offered by the Company.

Any returned policy will be void from the date the Company issued the policy and we will refund your Policy Value Account. This amount may be higher or lower than the Premiums Paid, which means the Owner bears the investment risk during the Free Look Period.

After the Free Look Period, subsequent Premium payments will be allocated in the Policy Value Account as Requested by the Owner. If there are no accompanying instructions, then allocations will be made in accordance with standing instructions. Allocations will be effective upon the Transaction Date.

General Provisions (continued)

GRACE PERIOD PROVISION

The first day of each Policy Month is the due date for any Premium required to keep the policy in force for that month. Except for the first Premium, if the amount in the Policy Value Account, less any outstanding policy loans and less any accrued loan interest, on the last day of a Policy Month is not sufficient to cover the monthly deduction for the cost of insurance for the next Policy Month, a grace period of 61 days from the due date will be allowed for the payment of an amount sufficient to cover the monthly cost of insurance for the next 2 months.

Coverage will remain in force during the grace period. If the Premium due is not paid within the grace period, all coverage under this policy will cease at the end of the 61 day period.

Notice of such Premium due will be mailed to the last known address of the Owner and any assignee of record at least 31 days prior to the date coverage will cease.

If the Insured dies during the grace period, any cost of insurance charges due and unpaid will be deducted from the Death Benefit Proceeds.

PERIODIC PREMIUM AMOUNT

The Company may suggest a periodic premium amount. The actual amount of Premiums needed may change, depending on the number of Premium payments made, changes in coverage, investment experience, monthly risk rate, and partial withdrawals made.

ADDITIONAL PREMIUM PAYMENTS PROVISION

Besides the periodic premium amount, the Owner may make additional Premium payments as described below prior to the date the Paid-Up Life Insurance Provision goes into effect.

Additional Premium payments may be limited to amounts that will not exceed tax guidelines and jeopardize the tax status of the policy as life insurance. The minimum additional Premium that will be accepted at one time is $100. The Company reserves the right to restrict or refuse additional Premium payments that exceed the Initial Periodic Premium Amount shown on Page 1.

REINSTATEMENT

This policy may be reinstated within 3 years after the coverage ceased, unless it has been surrendered.

The Company must receive:

•	A Request from the Owner.
•	Evidence of Insurability for the Insured and any other person covered by rider, at the Owner’s expense.
•	Payment of the cost of insurance for the grace period.
•	Payment of an amount equal to 4 months’ cost of insurance. Such payment less the expense charges will be credited to the Policy Value Account as of the date of reinstatement.
•

Payment or reinstatement of any policy loan which was outstanding as of the date the coverage ceased, including interest thereon. Interest will be 6.00% per year. Interest will be compounded annually to the date of the policy reinstatement.

Reinstatement will become effective on the date the application for reinstatement is approved by the Company.

ANNUAL STATEMENT

Within 30 days after each policy anniversary, the Company will send the Owner a statement showing:

•	The Policy Value Account;
•	The Death Benefit
•	Premiums paid and investment experience since the last statement;
•	Partial withdrawals and charges since the last statement;
•	Outstanding policy loans and loan interest paid since the last statement;
•	The current allocation in each of the Investment Divisions; and
•	Any further information required by the state in which the policy was issued.

General Provisions (continued)

ILLUSTRATION OF BENEFITS AND VALUES

The Owner may at any time Request from the Company an illustration of future Death Benefits and Cash Surrender Values. The first illustration provided during a policy year will be at no charge. Each additional illustration during that policy year will be subject to a maximum fee of $50. This illustration will be based on:

•	The current Policy Value Account;
•	Assumed investment experience;
•	Coverage amounts and the Death Benefit option elected;
•	Recommended periodic premium amounts; and
•	Current monthly risk rates.

CHANGE OF TOTAL FACE AMOUNT

By Request, the Owner may at any time increase or decrease the Total Face Amount provided by this policy, subject to the Company’s approval. Any change in Total Face Amount may be limited to amounts that will not exceed tax guidelines and jeopardize the tax status of the policy as life insurance.

For a decrease in Total Face Amount:

•	The Company must receive a Request.
•	The decrease will become effective on the first day of the Policy Month following approval of the Request.
•	The decrease will apply first to the most recent increase or increases in Total Face Amount for purposes of the Incontestability Provision.

The minimum decrease amount will be $25,000. The Total Face Amount may not be decreased below $100,000 unless prior approval is obtained from the Company.

For an increase in Total Face Amount:

•	The Company must receive a Request.
•	The increase will be subject to Evidence of Insurability satisfactory to the Company.
•

The increase will be effective on the policy anniversary following the approval of the Request for the increase, subject to the deduction of the first month’s cost of insurance from the Policy Value Account.

The minimum increase amount will be $25,000.

Death Benefit Provisions

DEATH BENEFIT OPTIONS

The Death Benefit option for this policy as of the Issue Date is shown on Page 1. The Death Benefit is determined by the option in effect at the Insured’s date of death.

Option 1: Level Death

The Death Benefit will be the greater of:

a)	the Total Face Amount shown on Page 1, less any partial withdrawals; and
b)	the Policy Value Account on the Insured’s date of death times the applicable Factor shown in the Table on Page 1b.

The Death Benefit will be reduced by the amount of any outstanding loans and loan interest accrued.

Option 2: Coverage Plus

The Death Benefit will be the greater of:

a)	the Total Face Amount shown on Page 1, plus the Policy Value Account on the Insured’s date of death; and
b)	the Policy Value Account on the Insured’s date of death times the applicable Factor shown in the Table on Page 1b.

The Death Benefit will be reduced by the amount of any outstanding loans and loan interest accrued.

Death Benefit Provisions (continued)

CHANGE OF DEATH BENEFIT OPTION

After the first policy year, but not more than once each policy year, the Owner may change the Death Benefit option by Request. Any change will be effective on the first day of the Policy Month following the date the Company approves the Request. A maximum fee of $100 will be deducted from the Policy Value Account for each change.

A change in the Death Benefit option is subject to the following conditions:

•

If the change is from Option 1 to Option 2, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the Policy Value Account. Evidence of Insurability may be required.

•

If the change is from Option 2 to Option 1, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the Policy Value Account.

DEATH BENEFIT PAYMENT

The Death Benefit payable on the Insured’s death will be paid in a lump sum unless the Owner elects to receive all or a portion of the Death Benefit Proceeds under a settlement option that the Company is then offering.

The Company will pay interest on the Death Benefit Proceeds at a rate not less than that required by law.

Policy Values, Loan and Nonforfeiture Provisions

COST OF INSURANCE

An amount will be deducted on the first day of each Policy Month from the Policy Value Account to pay the cost of insurance for that Policy Month. The cost of insurance is calculated on the first day of each Policy Month and is equal to:

the Death Benefit divided by 1.00327374 less the Policy Value Account on the first day of each Policy Month, multiplied by the current monthly risk rate for the Insured’s Attained Age,

plus

the extra charge for any rated class

plus

the monthly Service Charge

plus

the cost of any riders.

If there has been an increase or decrease in Death Benefit during the policy year, the cost of insurance calculation will be adjusted accordingly to reflect the change.

RISK RATE

The maximum monthly risk rate is shown on Page 1a. The Company may charge a lower monthly risk rate. The maximum risk rates shown on Page 1a are based on the Commissioners 2001 Standard Ordinary Smoker-Distinct and Sex-Distinct Mortality Table, age nearest birthday.

The Company reserves the right to change the monthly risk rate based on our expectations of future mortality, investment earnings, persistency, capital and reserve requirements, and expenses (including taxes) subject to the maximum risk rates. Any change will be made uniformly by class.

EXPENSE CHARGE

The maximum expense charge for this policy is shown on Page 1. The charge is a percentage of all Premiums paid. This charge is guaranteed and may not be increased.

The expense charge will be deducted from each Premium paid. This would include any Premium paid to reinstate the policy.

SERVICE CHARGE

The maximum service charge for this policy is shown on Page 1. This charge is deducted from the Policy Value Account on the first day of each policy month. This charge is guaranteed and may not be increased.

Policy Values, Loan and Nonforfeiture Provisions (Continued)

POLICY VALUE ACCOUNT

The Policy Value Account is equal to the Sub-Account Value plus the Fixed Account Value plus the Loan Account Value.

Each Premium less any expense charge will be credited to the Policy Value Account on the date received at the Corporate Headquarters. On the first day of each policy month a deduction will be made from this account for the cost of insurance.

SUB-ACCOUNT VALUE

The Sub-Account Value is the total dollar amount of all accumulation units under each of the Owner’s Sub-Accounts excluding the Fixed Account. Initially, the value of each Accumulation Unit was set at $10.00. Each Sub-Account’s Value is equal to the sum of:

•	the value of the Sub-Account at the last Valuation Date;
•	any Premium, less Expense Charges deducted from Premiums received during the current Valuation Period which is allocated to the Sub-Account;
•	any loan repayment amount;
•	all values transferred to the Sub-Account; and
•	any net investment return allocated to the Sub-Account.

MINUS the following:

•	all values transferred to another Sub-Account and the Loan Account Value taken from the Sub-Account during the current Valuation Period;
•	all partial withdrawals from the Sub-Account during the current Valuation Period.

In addition, whenever a Valuation Period includes the monthly anniversary day, value of the Sub-Account at the end of such period is reduced by the portion of the cost of insurance charges allocated to the Sub-Account and any other investment charges specified on Page 1.

The Sub-Account Value is expected to change from Valuation Period to Valuation Period, reflecting the investment experience of the selected Investment Division(s) as well as the deductions for charges.

Premiums which the Owner allocates to an Investment Division are used to purchase accumulation units in the Investment Division(s) the Owner selects. The number of accumulation units to be credited will be determined by dividing the portion of each Premium allocated to or amount transferred to the Investment Division by the value of an Accumulation Unit determined at the end of the Valuation Period during which the Premium was received or the amount was transferred to the

Investment Division. In the case of the initial Premium, accumulation units for that payment will be credited to the Sub-Account Value held in the Money Market Investment Division until the end of the Free Look Period. In the case of any subsequent Premium, accumulation units for that payment will be credited at the end of the Valuation Period during which we receive the Premium. The value of an Accumulation Unit for each Investment Division for a Valuation Period is established at the end of each Valuation Period and is calculated by multiplying the value of that unit at the end of the prior Valuation Period by the Investment Division’s net investment factor for the Valuation Period.

FIXED ACCOUNT VALUE

The Fixed Account Value is

•	Premiums, less Expense Charges, allocated to the Fixed Account; plus
•	Sub-Account Value transferred to the Fixed Account; plus
•	Interest credited to the Fixed Account; minus
•	The portion of any accrued policy fees and charges allocated to the Fixed Account; minus
•	Partial withdrawals from the Fixed Account including any applicable partial withdrawal charges; minus
•	Transfers from the Fixed Account, including any applicable Transfer charges.

During any policy month the Fixed Account Value will be calculated on a consistent basis. For purposes of crediting interest, policy value deducted, transferred or withdrawn from the Fixed Account is accounted for on a first in first out basis

NET INVESTMENT FACTOR

The net investment factor for any Investment Division for any Valuation Period is determined by dividing (a) by (b), and subtracting (c) from the result where:

(a)	is the net result of:
(i)	the net asset value held in the Investment Division determined as of the end of the current Valuation Period; plus
(ii)	the amount of any dividend (or, if applicable, capital gain distributions) on assets held in the Investment Division if the “ex-dividend” date occurs during the current Valuation Period; minus or plus

Policy Values, Loan and Nonforfeiture Provisions (continued)

(iii)	a charge or credit for any taxes incurred by or reserved for in the Investment Division, which is determined by the Company to have resulted from the investment operations of the Investment Division.

(b)	is the net result of:
(i)	the net asset value held in the Investment Division determined as of the end of the immediately preceding Valuation Period; minus or plus
(ii)	the charge or credit for any taxes incurred by or reserved for in the Investment Division for the immediately preceding Valuation Period.

(c)

is an amount representing the Mortality and Expense risk charge deducted from each Investment Division on a daily basis, equal to an annual rate as a percentage of the daily net asset value of each Investment Division. The actual mortality and expense charge is determined by the company, but may not exceed the annual guaranteed maximum Mortality and Expense charge of .90%

The net investment factor may be greater than, less than, or equal to one. Therefore, the accumulation unit value may increase, decrease or remain unchanged.

The net asset value includes a deduction for an investment advisory fee. This fee compensates the investment adviser for services provided to the Underlying Fund. The fee may differ between Underlying Funds and may be renegotiated each year.

FIXED ACCOUNT INTEREST

The interest rate credited to the Policy Value Account in the Fixed Account is set by the Company but is guaranteed to be at least 2.0%. We may credit interest at rates higher than the minimum guaranteed rate. We will review the interest rate at least once a year, but at the Company’s discretion. We may reset the interest rate monthly.

CONTINUATION OF INSURANCE

If Premium payments cease, coverage under this policy or any attached riders will continue until the Policy Value Account, less any outstanding loans, and less loan interest accrued is insufficient to cover the monthly deduction for the cost of insurance. When the amount is insufficient, the Grace Period Provision will go into effect.

POLICY LOAN

While this policy is in force, the Owner, by Request, may obtain a loan from the Company on the security of the policy. The minimum loan amount is $500. The total amount of loans cannot be more than the maximum described in the Loan Value Provision.

EFFECT OF A LOAN

When a policy loan is made, funds are transferred out of the Series Account and Fixed Account and into the Loan Account. When a policy loan is repaid, the amount of repayment is added according to current Premium allocations.

A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Value and on the Death Benefit, as described in this policy. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of this policy.

A policy loan will not be treated as a taxable distribution under Section 72 unless:

•	this policy is surrendered or lapsed while there is an outstanding loan; or
•	this policy is a modified endowment contract.

If this policy is a modified endowment contract, a 10% penalty will apply to the amount of the loan included as gross income unless the loan is made after the date the Owner becomes 59 1⁄2 or becomes disabled.

LOAN INTEREST

Interest credited on the Loan Account is the loan interest rate less a maximum of .90%.

A policy loan will be a first lien on the policy in favor of the Company.

The Owner must Request if any part of a Premium is to be applied to repay a policy loan. The expense charge will not apply to repayments of policy loans.

Loan amounts will be withdrawn from all the Sub-Accounts and the Fixed Account on a pro rata basis.

LOAN VALUE

The maximum loan value is equal to:

90% of the Policy Value Account at the time of the loan

less

the current monthly deductions remaining for the balance of the policy year less

interest on the loan to the next policy anniversary date.

Policy Values, Loan and Nonforfeiture Provisions (continued)

LOAN INTEREST RATE

The loan interest rate will be determined annually at the beginning of each policy year. It is guaranteed for that policy year and applies to all loans outstanding during that policy year. Interest is due and payable on each policy anniversary. Interest not paid when due will be added to the loan and will bear interest at the loan interest rate.

The maximum loan interest rate for policy loans is based on a Published Monthly Average. That average is:

(a)	The Moody’s Corporate Bond Yield Average - Monthly Average Corporates as published by Moody’s Investors Service, Inc. or any successor thereto; or
(b)	In the event that the Moody’s Corporate Bond Yield Average - Monthly Average Corporates is no longer published, a substantially similar average, established by regulation issued by the Commissioner.

The Company must reduce the loan interest rate if the maximum loan interest rate is lower than the loan interest rate for the previous policy year by one-half of one percent or more.

Any increase to the loan interest rate must be at least one-half of one percent. No increase may be made if the loan interest rate would exceed the maximum loan interest rate.

The Company will send to the Owner and any assignee of record with loans advance notice of any increase in the rate.

SURRENDER BENEFIT

The Owner may surrender this policy for the Surrender Benefit. The Surrender Benefit is the Policy Value Account less any outstanding policy loans and less accrued loan interest on the date of surrender.

RETURN OF EXPENSE CHARGE

If the policy is surrendered for the Surrender Benefit within the first seven policy years, the Company will return a percentage of the Expense Charge. The Return of Expense Charge amount will be a percentage of the Policy Value Account on the date the surrender Request is received at our Corporate Headquarters. This amount will be in addition to the Surrender Benefit.

The Return of Expense Charge is based on the following:

Policy Year	Percent of Policy Value Account Returned
Year 1	7%
Year 2	6%
Year 3	5%
Year 4	4%
Year 5	3%
Year 6	2%
Year 7	1%
Year 8	0%

The Return of Expense Charge is not available if the policy is surrendered under the terms of Section 1035 of the Internal Revenue Code.

PAID-UP LIFE INSURANCE PROVISION

If the Insured is living and the policy is in force on the policy anniversary at Attained Age 121, the entire policy value account, less any outstanding loans and loan interest accrued will be applied as a single premium to purchase paid-up insurance. The net single premium rate for the Insured’s age and sex is based on the guaranteed minimum interest rate and guaranteed mortality table in the contract. The amount of paid-up insurance may be increased, if necessary, so that the policy continues to qualify as life insurance under Section 7702 of the Internal Revenue Code. The policy value account will continue to earn interest and no charges will be deducted.

The paid-up policy may be surrendered at any time. If it is surrendered within 30 days after a policy anniversary, the Cash Value will not be less than it would have been on that policy anniversary.

TAX CONSIDERATIONS

This policy is intended to constitute life insurance for tax purposes and is designed to meet the requirements of Internal Revenue Code (Code) Sections 101 and 7702, as they existed on the Issue Date. If, in the Company’s sole discretion, the Cash Value at any time reaches an amount which could jeopardize this policy’s treatment as life insurance for tax purposes, the Company reserves the right to refund the portion of the Premium or Cash Value in excess of the allowable limits.

This policy may be purchased as a modified endowment contract. Distributions from modified endowment contracts are subject to different taxation rules than distributions from a life insurance policy that is not a modified endowment contract.

Policy Values, Loan and Nonforfeiture Provisions (continued)

If the policy is not a modified endowment contract when issued, the payment of excess Premium or a material change in the benefits or terms of the contract as provided in Code Section 7702A will cause the policy to be treated as a new contract and may cause the policy to become a modified endowment contract. It is entirely the Owner’s responsibility to monitor Premium payments and material changes to ensure that the contract does not become a modified endowment contract.

Nothing in this policy is to be construed as tax advice, and the Company recommends that the Owner discuss the tax consequences under the policy with a competent tax adviser.

PARTIAL WITHDRAWAL PROVISION

The Owner may make a partial withdrawal from the Policy Value Account at any time while the policy is in force. The minimum amount per withdrawal is $500. The maximum amount that may be withdrawn is 90% of the Policy Value Account less the Loan Account Value.

There is no administrative fee charged for the first partial withdrawal in any policy year. However, a maximum administrative fee of $25 will be deducted from the Policy Value Account for each additional partial withdrawal made in the same policy year.

The partial withdrawal will be effective on the Transaction Date. The Policy Value Account will be reduced by the withdrawal amount, which will be taken from all the Sub-Accounts and the Fixed Account on a pro-rata basis.

If the policy is in force under Option 1, Level Death Benefit, then the Death Benefit also will be reduced by the amount of each withdrawal.

Withdrawals may not be repaid directly into the Policy Value Account. Any payments received will be subject to the Additional Premium Payments Provision.

POSTPONEMENT

In accordance with state law, if the Company receives a Request for surrender, partial withdrawal, or a loan, the Company may postpone any payment for up to 7 days. For Investment Divisions which are not valued on each business day, the Company may defer until the next Valuation Date:

•	determination and payment of any surrenders, partial withdrawals or loans;
•	determination and payment of any death proceeds in excess of the face amount; and
•	reallocation of the Sub-Account value.

During the postponement period, the Sub-Account Value will continue to be subject to the investment experience (gains or losses) of the Underlying Fund(s) and all applicable charges.

EMERGENCY PROCEDURE

If the Company cannot value the Investment Divisions due to a national stock exchange closure, with the exception of weekends or holidays, or if trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission (SEC), or as otherwise ordered by the SEC, the Company may postpone all procedures which require valuation of the Investment Divisions until valuation is possible.

HOW VALUES ARE COMPUTED

All guaranteed calculations are based on the Commissioners 2001 Standard Ordinary Sex-Distinct and Smoker-Distinct Mortality Table, age nearest birthday, at an interest rate of 4% per year. These computations assume that Death Benefits are to be paid at the end of the policy year in which death occurs. Any net single Premium will be computed on the basis of the Insured’s Attained Age and Premium class.

A detailed statement of the method of computing the values of this policy has been filed with the Insurance Department of the state in which this policy is delivered. All policy values equal or exceed those required by the law of that state or jurisdiction.

Transfer Provisions

TRANSFERS

The Owner may make Transfers by Request but no more frequently than every 30 days. The following provisions apply:

(a)	While this policy is in force, the Owner, by Request may Transfer all or a portion of the Sub-Account Value among the Investment Divisions and/or Fixed Account currently offered by the Company.

(b)  A Transfer out of the Fixed Account may only be made one time during a 365 day period and is limited to the greater of the maximum of 25% of the balance of the Fixed Account or the amount of the Transfer from the previous 365 day period.

(c)  A Transfer will be effective upon the Transaction Date.

Transfer Provisions (continued)

(d)  There is no administrative charge for the first twelve Transfers made in a calendar year. There is a maximum $10 administrative fee for each subsequent Transfer. All Transfers made on a single Transaction Date will be aggregated to count as only one Transfer toward the twelve free Transfers; however, if a one time rebalancing Transfer also occurs on the Transaction Date it will be counted as a separate and additional Transfer.

(e)  A loan and a 1035 exchange will both be considered a Transfer.

DOLLAR COST AVERAGING

By Request, the Owner may elect Dollar Cost Averaging in order to purchase accumulation units of the Sub-Accounts over a period of time.

The Owner may Request to automatically Transfer a predetermined dollar amount, subject to the Company’s minimum, at regular intervals from any one or more designated Sub-Accounts to one or more of the remaining, then available, Sub-Accounts. The unit value will be determined on the dates of the Transfers. The Owner must specify the percentage to be Transferred into each designated Sub-Account. Transfers may be set up on any one of the following frequency periods: monthly, quarterly, semiannually, or annually. The Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. The Company will provide a list of Sub-Accounts eligible for Dollar Cost Averaging which may be modified from time to time. Amounts Transferred through Dollar Cost Averaging are not counted against the twelve free Transfers allowed in a calendar year.

The Owner may terminate Dollar Cost Averaging at any time by Request. Dollar Cost Averaging will terminate automatically when this policy is no longer in force.

THE REBALANCER OPTION

By Request, the Owner may elect the Rebalancer Option in order to automatically Transfer among the Sub-Accounts on a periodic basis. This type of automatic Transfer program automatically reallocates the Sub-Account Value to maintain a particular percentage allocation among Sub-Accounts selected by the Owner. The amount allocated to each Sub-Account will increase or decrease at different rates depending on the investment experience of the Sub-Account.

The Owner may Request that rebalancing occur one time only, in which case the Transfer will take place on the Transaction Date of the Request. This Transfer will count as one Transfer towards the twelve free Transfers allowed in a calendar year.

Rebalancing may also be set up on a quarterly, semiannual, or annual basis, in which case the first Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. On the Transaction Date for the specified Request, assets will be automatically reallocated to the selected funds. Rebalancing will continue on the same Transaction Date for subsequent periods. In order to participate in the Rebalancer Option, the entire Sub-Account Value must be included. Transfers set up with these frequencies will not count against the twelve free Transfers allowed in a calendar year.

The Owner must specify the percentage of Sub-Account Value to be allocated to each Investment Division and the frequency of rebalancing. The Owner may terminate the Rebalancer Option at any time by Request. The Rebalancer Option will terminate automatically when this policy is no longer in force.

Participation in the Rebalancer Option and Dollar Cost Averaging at the same time is not allowed. Participation in the Rebalancer Option does not assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves the right to modify, suspend, or terminate the Rebalancer Option at any time.

ADJUSTABLE DEATH BENEFIT. Proceeds payable at death are subject to policy provisions. See Death Benefit Provisions. Flexible Premiums payable while the Insured is alive. If no Premiums are paid after the first Premium, or if subsequent Premiums prove to be too low, this coverage may cease prior to age 121. ALL PAYMENTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT. Non-Participating.

CORPORATE HEADQUARTERS – Greenwood Village, Colorado

J355rev2